TWO ROADS SHARED TRUST AMENDED OPERATING EXPENSES LIMITATION

AND SECURITY AGREEMENT

WITH RESPECT TO THE ANFIELD UNIVERSAL FIXED INCOME FUND BELVEDERE ASSET MANAGEMENT, LLC

AND

ANFIELD CAPITAL MANAGEMENT, LLC

THIS AMENDED OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT (the “Agreement”) is effective as of the 8th   day of February, 2013, as amended on the 29th day of April, 2013, by and between TWO ROADS SHARED TRUST, a Delaware statutory trust (the “Trust”), on behalf of the Anfield Universal Fixed Income Fund (the “Fund”), a series of the Trust, the Adviser to the Fund, Belvedere Asset Management, LLC (“Belvedere”) and Anfield Capital Management, LLC (“Anfield,” and together with Belvedere, the  “Advisers”).

RECITALS:

WHEREAS, Belvedere renders advice and services to the Fund pursuant to the terms  and provisions of an Investment Management Agreement between the Trust and Belvedere dated as of the 8th   day of February, 2013 (the “Advisory Agreement”); and

WHEREAS, Anfield renders advice and services to the Fund pursuant to the terms and provisions of an Investment Sub-Advisory Agreement between the Trust, Belvedere and Anfield dated as of the 8th   day of February, 2013; and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Advisory Agreement that have not been assumed by Belvedere; and

WHEREAS, the Advisers desire to limit the Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Advisers to implement those limits; and

WHEREAS, as a condition to the continuation of its contractual relationships with the Advisers, the Trust has required that the Advisers grant to the Trust a continuing security interest in and to a designated account of the Advisers established with Gemini Fund Services, LLC, Transfer Agent to the Fund, or its successor and assigns (the “Securities Intermediary”), for so long the Fund’s assets remain below $10 million;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.

    Limit on Operating Expenses.  The Advisers hereby, jointly and severally, agree to limit the Fund’s current Operating Expenses to an annual rate, expressed as a percentage of   the Fund’s average daily net assets for the month, to the amounts listed in Appendix A (the “Annual Limit”).  In the event that the current Operating Expenses of the Fund, as accrued each month, exceed its Annual Limit, the Advisers will pay to the Fund, on a monthly basis, the  excess expense within the first ten days of the month following the month in which such Operating Expenses were incurred (each payment, a “Fund Reimbursement Payment”).

2.

     Definition.  For purposes of this Agreement, the term “Operating Expenses” with respect to the Fund is defined to include all expenses necessary or appropriate for the operation of the Fund and including Belvedere’s investment advisory or management fee detailed in the Advisory Agreement, any Rule 12b-l fees and other expenses described in the Advisory Agreement, but does not include:  (i) any front-end or contingent deferred loads; (ii) brokerage fees and commissions, (iii) acquired fund fees and expenses; (iii) borrowing costs (such as interest and dividend expense on securities sold short); (iv) taxes; and (v) extraordinary  expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees, contractual indemnification of Fund service providers (other than the Advisers)).

3.

Reimbursement of Fees and Expenses.  Each of the Advisers retains its right to receive in future years on a rolling three year basis, reimbursement of any Fund Reimbursement Payments paid by such Adviser pursuant to this Agreement, if such reimbursement can be achieved within the Operating Expense Limitations listed in Appendix A.

4.

    Collateral Account and Security Interest.  At any time when the Fund’s assets are below $10 million, the Advisers, for value received, hereby pledge, assign, set over and grant to the Trust a continuing security interest in and to an account to be established and maintained by the Advisers with the Securities Intermediary and designated as a collateral account (the “Collateral Account”), including any replacement account established with any successor, together with all dividends, interest, stock-splits, distributions, profits and all cash and non-cash proceeds thereof and any and all other rights as may now or hereafter derive or accrue therefrom (collectively, the “Collateral”) to secure the payment of any required Fund Reimbursement Payment or Liquidation Expenses (as defined in Paragraph 5 of this Agreement).  For so long as this Agreement is in effect, any transfers or conveyances of Collateral to any party shall require the approval of the Board of Trustees of the Trust (the “Board”), except as specified in Section 7(a)(ii) of this Agreement, below.  In addition, the Trust will not issue entitlement orders, redeem or otherwise take any action with respect to the Collateral or Collateral Account unless a Collateral Event (defined below under Section 5 of this Agreement) has occurred or is  continuing.

5.

Collateral Event.  In the event that either (a) the Advisers do not make the Fund Reimbursement Payment due in connection with a particular calendar month by the tenth day of the following calendar month or (b) the Board enacts a resolution calling for the liquidation of  the Fund (either (a) or (b), a “Collateral Event”), then, in either event, the Board shall have absolute discretion to redeem any shares or other Collateral held in the Collateral Account and utilize the proceeds from such redemptions or such other Collateral to make any required Fund Reimbursement Payment, or to cover any costs or expenses which the Board, in its sole and absolute discretion, estimates will be required in connection with the liquidation of the Fund (the “Liquidation Expenses”).  Pursuant to the terms of Paragraph 6 of this Agreement, upon authorization from the Board, but subject to the provisions of the Control Agreement, no further instructions shall be required from the Advisers for the Securities Intermediary to transfer any Collateral from the Collateral Account to the Fund.  The Advisers acknowledge that in the event the Collateral available in the Collateral Account is insufficient to cover the full cost of any Fund

Reimbursement Payment or Liquidation Expenses, the Fund shall retain the right to receive from the Advisers any costs in excess of the value of the Collateral.

6.

    Control Agreement; Appointment of Attorney-in-Fact.  The Advisers agree to execute and deliver to the Board, in form and substance satisfactory to the Board, a Control Agreement by, between and among the Trust, the Advisers and the Securities Intermediary (the “Control Agreement”) pursuant to and consistent with Section 8-106(c) of the New York Uniform Commercial Code, which shall terminate when the Collateral Account is no longer required under this Agreement.  Without limiting the foregoing, for so long as the Collateral Account is required under the Agreement,  the Advisers hereby irrevocably constitute and appoint the Trust, through any officer thereof, with full power of substitution, as the Advisers’ true and lawful Attorney-in-Fact, with full irrevocable power and authority in place and stead of the Advisers and in the name of the Advisers or in the Trust's own name, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate actions and to execute and deliver any and all documents and instruments which the Board deems necessary to accomplish the purpose of this Agreement, which power of attorney is coupled with an interest and shall be irrevocable.  Without limiting the generality of the foregoing, the Trust shall have the right and power following any Collateral Event to receive, endorse and collect all checks and other orders for the payment of money made payable to the Advisers representing  any interest payment, dividend, or other distribution payable in respect of or to the Collateral, or any part thereof, and to give full discharge for the same.  So long as a Collateral Event has occurred and is continuing, the Board, in its discretion, may direct the Advisers or the Advisers’ agent to transfer the Collateral in certificated or uncertificated form into the name and account of the Trust or its designee.

7.

    Covenants.  So long as this Agreement shall remain in effect, the Advisers represent and covenants as follows:

(a)

No later than 120 days after the Fund becomes operational, the Advisers shall invest at least $30,000 in the Collateral Account, unless the Fund’s assets have reached $10 million by that time (in which case no Collateral Account is required until Fund assets fall below

$10 million for more than 30 days).  Once the Collateral Account is established:  (i) the Advisers will maintain at least $30,000 in said account, such that additional amounts will be deposited by the Advisers where Fund outflows or negative Fund performance reduce the Collateral Account below $30,000 for a period of more than thirty days; (ii) when the Fund reaches $10 million or more in net assets, the Advisers may withdraw all assets from said account, less the minimum amount required to maintain the account open; and (iii) the Advisers hereby agree to deposit and maintain $30,000 in the Collateral Account within 30 days of Fund assets falling below $10 million, where assets have not risen above $10 million at the end of that 30-day period.  The Collateral Account may be closed completely upon the Fund assets reaching $20 million.

(b)

To the fullest extent permitted by law, the Advisers agree not to challenge any action taken by the Board or the Trust in executing the terms of this Agreement; provided that the action does not constitute willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of the Board under this Agreement, the Advisory Agreement, or to Fund shareholders.

(c)

The Trust will not issue entitlement orders, redeem or otherwise take any action with respect to the Collateral or Collateral Account unless a Collateral Event (defined above under Section 5 of this Agreement) has occurred or is continuing.

8.

    Term.  This Agreement shall become effective on the date first above written and shall remain in effect for at least one year following the date on which the Securities and Exchange Commission (“SEC”) declares the Trust’s and Fund’s registration statement effective, unless sooner terminated as provided in Paragraph 9 of this Agreement.  Upon mutual written consent of Anfield, Belvedere and the Trust, the Agreement shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust.

9.

    Termination.  This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of the Fund, upon sixty (60) days’ written notice to Anfield and Belvedere.  This Agreement may not be terminated by Anfield or Belvedere without the consent of the Board and the other party.  This Agreement and the Control  Agreement will automatically terminate, with respect to the Fund listed in Appendix A, if the Advisory Agreement for the Fund is terminated and the Fund continues to operate under the management of a new investment adviser, with such termination effective upon the effective date of the Advisory Agreement’s termination for the Fund.

10.

    Assignment.  This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

11.

    Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

12.

    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

(Signature Page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

TWO ROADS SHARED TRUST

on behalf of Anfield Universal Fixed Income Fund

By:  /s/ Andrew Rogers

 Name:  Andrew Rogers

Title: President

BELVEDERE ASSET MANAGEMENT, LLC

By:   /s/ Keith Pagan

 Name:  Keith Pagan

Title:  Chief Executive Officer

ANFIELD ASSET MANAGEMENT, LLC

By:   /s/ David Young

 Name:  David Young

Title: Chief Executive Officer

Appendix A

(amended as of April 29, 2013)

Fund Anfield Universal Fixed Income Fund	Operating Expense Limit
Class A	1.70%
Class A1	1.85%
Class C	2.45%
Class I	1.45%
Class R	1.95%